1123 – Servicer Compliance Statement
Transactions Listed With SEC

I, Bradley Wayman, President of CitiMortgage, Inc., certify that:

(a)
A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31, 2022 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b)
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 24, 2023
By: /s/ Bradley Wayman
Name: Bradley Wayman
Title: President, CitiMortgage, Inc.

Schedule A

Transactions Listed with SEC 2022
CitiMortgage Bond Administrator	CRLI Primary Servicing (Investor Code)	CMI Primary Servicing (Investor Code)	Cenlar Sub-Servicing (Investor Code)	CMI- Master Servicing (Investor Code)	CMI Primary Bonds (Bond # or GSE Investor Block #)	Security or Deal	Party the Servicer is Reporting To (Master Servicer or Trustee or Investor)	CBNA Doc Custodian	Footnote
				7800		SEQUOIA MORTGAGE TRUST 2013-8 (SEMT 2013-8)	WILMINGTON TRUST, NATIONAL ASSOCIATION		1

Non-Listed by Platform	0
Listed by Platform	1
TOTAL	1

1 – Master Servicing transferred to Nationstar dba Mr. Cooper Master Servicing 05/1/2022, except Morgan Stanley servicing transferred 5/2/2022 for SEMT 2015 2, SEMT 2018 2, & SEMT 2018 CH1